UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 3, 2009

HF FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-19972	46-0418532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South Main Avenue, Sioux Falls, SD		57104
(Address of principal executive offices)		(ZIP Code)

(605) 333-7556

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  Entry into a Material Definitive Agreement.

On June 3, 2009, HF Financial Corp. (the “Company”) entered into a Repurchase Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which it completed its repurchase of all of the 25,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (“Preferred Stock”), from the Treasury.  The repurchase price of the Preferred Stock was $25 million plus a final accrued dividend of $62,500.  The Preferred Stock was issued to the Treasury on November 21, 2008 as part of the voluntary Capital Purchase Program (CPP).

The Company issued the 25,000 shares of Preferred Stock and a related warrant for $25 million, with an annualized dividend rate of five percent for the initial five years and nine percent thereafter pursuant to the terms of a Securities Purchase Agreement, dated November 21, 2008 (“Purchase Agreement”), with the Treasury.  The warrant is for the purchase of 302,419 shares of the Company’s common stock at an exercise price of $12.40 per share.  The Company has fifteen days from the repurchase date to notify the Treasury whether the Company elects to repurchase the warrant or deliver a substitute warrant pursuant to the terms of the Repurchase Agreement.  At this time, the Company has not yet determined whether it will repurchase the warrant from the Treasury.

The Company was approved to repurchase its Preferred Stock by the Treasury with consultation and approval of the Office of Thrift Supervision.  After the completion of this transaction, the Company’s Total Risk-Based Capital Ratio will continue to exceed the standard for a “Well Capitalized” financial institution.

The foregoing summary of the Repurchase Agreement is not intended to be complete and is qualified in its entirety by reference to the Repurchase Agreement which is attached as Exhibit 10.1 hereto and incorporated by reference into this Current Report on Form 8-K.

ITEM 2.03                                  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The Company has drawn down $3.5 million principal amount from its previously disclosed Commitment Letter/Letter Agreement dated May 15, 2009, with FTN Financial Group (the “Lender”).  The Company will pay interest on the principal amount at the FTB Base Rate minus one-quarter percent, with a minimum interest rate of 4.0%.  The line of credit expires on September 30, 2009.  The line of credit is subject to certain events of default set forth in the Commitment Letter/Letter Agreement, upon the occurrence of which the Lender may declare outstanding amounts, with interest thereon, immediately due and payable.

The Commitment Letter/Letter Agreement, was previously filed as Exhibit 10.1 to the Company’s Current Report on  Form 8-K, dated May 15, 2009.

ITEM 3.03           Material Modification to Rights of Security Holders.

Upon issuance of the Preferred Stock on November 21, 2008, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration shares of its Common Stock, became subject to restrictions, including restrictions against increasing dividends from the last quarterly cash dividend per share declared on the Common Stock prior to November 21, 2008.  As a result of the repurchase of the Preferred Stock the foregoing restrictions and limitations were terminated.

ITEM 8.01                                  Other Events.

On June 3, 2009, the Company issued a press release regarding the matters disclosed under Item 1.01 above.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01                                  Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Repurchase Letter Agreement, dated June 3, 2009, between the Company and the United States Department of the Treasury.

	99.1	Press Release, dated June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF Financial Corp.
(Registrant)

Date:	June 3, 2009	by	/s/ Curtis L. Hage
Curtis L. Hage, Chairman, President
and Chief Executive Officer
(Duly Authorized Officer)

Date:	June 3, 2009	by	/s/ Darrel L. Posegate
Darrel L. Posegate, Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Repurchase Letter Agreement, dated June 3, 2009, between the Company and the United States Department of the Treasury.

99.1	Press Release, dated June 3, 2009.